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                                                                    Exhibit 12.1

                            EarthWatch Incorporated
               Computation of Ratio of Earnings to Fixed Charges

                                                                                                             Period From
                                                                                                           January 1, 1995
                                                                                                           (Inception) to
                                                               Year Ended December 31,                      December 31,
                                          ----------------------------------------------------------------
                                              1996         1997         1998         1999         2000          2000
                                          -----------  -----------   -----------  -----------  -----------  -----------
                                                                          (in thousands)
Pre-tax income (loss)                     $   (23,706) $   (50,731)  $   (12,920) $   (20,319) $    79,682  $   (31,903)

Fixed charges:
   Interest expense                       $        63  $        86   $     1,340  $     5,482  $     4,492  $    11,489
   Capitalized interest                           145        5,670         6,056       11,340       24,329       47,540
   Rent                                           312          410           341          385          470        2,023
                                          -----------  -----------   -----------  -----------  -----------  -----------
Total fixed charges                       $       520  $     6,166   $     7,737  $    17,207  $    29,291  $    61,052
                                          ===========  ===========   ===========  ===========  ===========  ===========

Earnings, as defined                      $   (23,331) $   (50,235)  $   (11,239) $   (14,452) $    84,644  $   (18,391)
                                          ===========  ===========   ===========  ===========  ===========  ===========

Ratio of earnings to fixed charges                 --           --            --           --         2.89x          --
Deficiency of earnings to fixed charges   $   (23,851) $   (56,401)  $   (18,976) $   (31,659) $        --  $   (79,443)
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